Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53180) of Symmetricom, Inc. of our report dated June 19, 2012, with respect to the Statements of Net Assets Available for Benefits of the Symmetricom Tax Deferred Savings Plan as of December 31, 2011 and 2010, the related Statements of Changes in Net Assets available for Benefits for the years then ended, and the related Supplemental Schedule H, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the December 31, 2011, annual report on Form 11-K of the Symmetricom Tax Deferred Savings Plan.

San Francisco, California

June 19, 2012